UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 28, 2013

Date of Report

(Date of earliest event reported)

WSFS Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-16668	22-2866913
(State or other jurisdiction of incorporation)	(SEC Commission File Number)	(IRS Employer Identification Number)

500 Delaware Avenue, Wilmington, Delaware		19801
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (302) 792-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

WSFS FINANCIAL CORPORATION

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In 2011, the Board of Directors (the “Board”) of the Registrant developed a formalized process to assess its effectiveness to help create and sustain a world-class organization. As part of that process, they developed a Board succession plan to, among other things, address the size of the Board and address the probability of some very experienced Board members retiring within a relatively short time of each other. It was decided that a smaller Board would be more nimble and effective. In addition, the Board wanted to take the opportunity to refresh the Board with new talent.

As a result of this process, last year, three directors retired from the Board. At that time it was announced that a search would begin for new members who would add unique knowledge and skills to the Board. At its meeting on February 28, 2013, the Board nominated two candidates who will stand for election at the Registrant’s 2013 Annual Meeting of Stockholders. They are Eleuthère (Thère) I. du Pont, President of the Longwood Foundation and a member the Board of Directors of E. I. du Pont de Nemours and Company; and David G. Turner, Vice President/Partner, IBM Global Business Services and Vice Chairman of the Board of Trustees of Delaware State University.

In connection with this process, two current members, Dennis E. Klima and William B. Chandler, will be retiring from the Board and submitted their resignations effective on the date of the 2013 Annual Meeting of Stockholders. In addition, R. Ted Weschler has decided not to run for reelection.

Nominated for reelection to the Board are Marvin N. Schoenhals, Chairman of the Board of both the Registrant and of WSFS Bank, and Calvert A. Morgan, Jr., Board Member of the Registrant and Vice-Chair of WSFS Bank.

As a result, these changes will reduce the size of the Board to ten and will further enhance its diversity along many dimensions, including age, background, experience and skills.

The Board expresses its gratitude to the departing directors for their many years of dedicated and valuable service to the Registrant and to WSFS Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

WSFS FINANCIAL CORPORATION

Date: March 4, 2013	By:	/s/ Stephen A. Fowle
Stephen A. Fowle
Executive Vice President and Chief Financial Officer